Exhibit 99.1

TRICO MARINE SERVICES

Moderator: Rishi Varma

November 1, 2007

7:30 a.m. CT

Operator:  Good day everyone and welcome to the Trico Marine Services Third Quarter Conference Call.  This call is being recorded.

At this time, I would like to turn the call over the Chief Financial Officer, Mr. Geoff Jones.  Please go ahead, sir.

Geoff Jones:  I’m Geoff Jones, CFO of Trico and I’ll start with our forward-looking statements.

The statements in this conference call regarding business plans or strategies, projected benefits and joint ventures, partnerships, projections involving revenues, operating results, forecast from operations, anticipated capital expenditures and other statements which are not historical facts are forward-looking statements.  Such statements involve risk and uncertainties and other factors detailed in the Company’s Forms 10-Q and 10-K, registration statements and other filings with the Securities and Exchange Commission.

Should one or more of these risks or uncertainties materialize or the consequences of such a development worsen or should our underlying assumptions proven correct, actual outcomes may vary materially form those forecasted or expected.  The company disclaims any intention or obligation to publicly update or advice such statements whether as a result of new information, future events or otherwise.

Now, our CEO, Joe Compofelice will review the third quarter operations.

Joseph Compofelice:  Good morning.  We’re really pleased with the results in the third quarter.  They were in line with our expectations and reflect the significant improvement in both utilization and cost control over the second quarter of 2007 where we saw a high number of dry dockings which increased obviously our operating expenses and reduced out utilization especially in the North Sea.

The strength was principally in the international markets which, as a reminder, now accounts for 73 percent of Trico’s revenues notwithstanding having that much overseas, we continue to emphasize increasing the international mix of our earning stream and cash flow stream and we recently announced – I think it was in the last month or so, of further deployment of four more Gulf of Mexico vessels overseas, two of which are already at their destination and working.

Our goal in this area, assuming the market permits it, is to continue to reduce our Gulf of Mexico presence to as little as 12 vessels for more existing fleet.  Our Gulf fleet will grow because of the new bills that we have coming up.  But we’d like to, in terms of the existing vessel, be down around 12 by the end of 2008 depending on market conditions.

The strongest part of our business continues to be the North Sea and then the quarter rates improved and utilization improved and both we would consider right now very strong.  The fastest growing part of our business is West Africa, where in the third quarter, that market accounted for 13 percent of our revenues.

 Notwithstanding the utilization improvement in the Gulf and almost exactly flat rates in the Gulf, subsequent to the end of the quarter both rates and utilization weakened slightly with the drop of jack ups in the Gulf of Mexico.

But frankly, given the low jack up rig count, I consider the Gulf of Mexico supply vessel rates frankly is not all that bad and again, in addition, it’s becoming a less and less important part of Trico.

 We’d also report that in the last two weeks, we’ve seen a lot more inquiry activity.  So we’re not making any particular forecast about the Gulf but that certainly is a good sign.

The Company and its management especially me, have been spending a lot of time on capital deployment opportunities.  In the third quarter, we completed the first base; I say first base because it was only the first quarter of implementation of our stock buyback program.

We repurchased $18 million worth of stock and an average price per share of $30.87 and once we’re out of our block out period, we will continue to manage that program on an opportunistic basis.

In terms of capital deployment for growth opportunities, the far more important subject obviously, if had something to announce, we would do so, but I can’t say that we seek quite a reasonable amount of deal flow.  There’s good traffic out there and it gives us confidence that we’re going to be able to deploy the substantial amount of cash that we have, cash and credit capacity in relation to our size.

So, we’re very focused on it and again, I’d like to remind everybody what the theme is.  The theme is two things.  One, to not buy supply vessels and the second part of the theme is to invest pretty much exclusively in vessels that are far more likely to work in subsea services that are capable of doing like construction, ROV support, dive support, seismic work and similar high-growth areas.

Right now, of our active fleet of 63 vessels, we have 5 vessels working in this space and so already this emphasis accounts for 15 to 20 percent of our operating income.  We can see from bifurcating our income statement that vessels that work in those service areas that we’ve reconfigured tend to have higher EBITDA and operating income margins than those working in the supply area.

We think this is simply following the trend toward subsea construction and in house, we kind of think of, you know the supply vessel business is above the waterline which is driven offshore spending growth for the last 30 years and the subsea service area obviously below the waterline and we think that is the major driver of off-shore spending for the next couple of decades.

So, we don’t have anything yet, but I can assure you that we’re working hard on it.  Now, Geoff will go over the financial highlights and details for the third quarter.

Geoff Jones:  With reported earnings per share of 87 cents for the quarter on charter hire revenues is $68.5 million compared with earnings per share of 29 cents on charter hire revenues of $57.9 million for the second quarter.

Our charter hire revenues in the third quarter of $68.5 million were highest charter hire revenues ever, 18 percent or $10.6 million higher than in the second quarter.  About 73 percent of our third quarter charter hire revenues were international, 54 percent came from the North Sea, 13 percent from West Africa and 6 percent from other International areas.  The remaining 27 percent was from the Gulf of Mexico.

For our North Sea class vessels, day rates continued to be strong averaging $27,747 for the quarter.  Also, third quarter utilization of 94 percent was 8 percentage going higher than the prior quarter due to fewer vessel dry dock base.

For the period that started in October, day rates for the company’s North Sea class vessels have continued to strengthen to an excess of $31,000.  And utilization has remained strong at 89 percent.  We anticipate continued strength in the North Sea market.

The third quarter was mostly stable in the markets for Gulf class vessels resulting in average day rate for vessels on time charter remaining steady in excess of $9,700, similar to the previous quarter.

In the third quarter, utilization of our actively marketed Gulf class vessels increased by 6 percentage points to 87 percent from 81 percent in the second quarter.  October month-to-date day rates are approximately $9,400 and utilization of actively marketed vessels is around 75 percent.

We continue to redeploy vessels from the U.S Gulf of Mexico to international markets in order to take advantage of more attractive terms and rates in this International markets.  We currently have 20 vessels working in the U.S. and 43 vessels working internationally of which 21 are Gulf class vessels operating internationally.

Now, this is the first time in our history that we’ve had more Gulf class vessels operating in international waters than in the U.S. Gulf of Mexico.  We now have 11 vessels in West Africa and a further two are expected to move there before year-end.

We continue to see increases in rates and activity in West Africa, 90 percent of our active West Africa vessels are into term contracts and we remain optimistic about that market.

In Southeast Asia, the first five which were previously stacked vessels are working for CNOOC the controlling shareholder of COSL in the Bohai Bay.  As you may recall, CNOOC are investing billions in West Africa and other areas of the world as they continue to expand beyond Southeast Asia.  And as China continues to report record growth, we continue to be encouraged with the prospects for off-shore operations in this exciting market.

In summary, going forward, we see activity increasing and day rates improving in all of our core international markets.  We reported operating income of $22.3 million for the quarter compared with $5.3 million for the second quarter of 2007.

Direct vessel operating expenses decreased 20 percent or 7.6 million in the third quarter compared to the second quarter due primarily to significantly lower maintenance and classification cost for the quarter of $2.2 million compared to $8.8 million for the second quarter, when as you recall, M&C was adversely affected by a higher number of dry dockings.

And in the third quarter, we completed M&C work on four vessels compared to 10 vessels during the second quarter.  G&A cost increased by 2.2 million from the second quarter, primarily due to severance cost related to the change in executive management.

Our effective book tax rates for the third quarter and the nine months period was 43 percent.  The more significant play our cash tax for the nine-month period was 6 percent which is indicative of our cash tax rate for the foreseeable future.

And as the recent proposals by the Norwegian government are enacted, we estimate that we will have a cash tax liability of $67 million payable over 10 years.  The Norwegian deferred tax liability is currently on the books for $84 million.  Now, since this liability has already been provided for, there will be absolutely no adverse impact on our earnings.

Going forward, the proposals would result in a substantial reduction in our book tax rate.  And in the U.S., we still have approximately $97 million in NOLs.

Now, looking at the balance sheet at the end of the quarter, we had unrestricted cash and available for sales securities of $318 million.  During the quarter, we bought back approximately 570,000 shares at a cost of about $17.6 million under our stock buyback program.

Our average price rate per share was $30.85 or approximately 5 percent below we were currently trading.  Cap-Ex wise, two new vessels are scheduled for delivery in the second quarter, and one in the third quarter of 2008.  We expect to invest $8 million in these three vessels during the remainder of 2007 and the remaining 31 million in 2008.

  As of some of this shipyards globally, we are experiencing delays of approximately three months on our new bills and with that, we’d be please to take questions.

Operator:  Thank you; if you’d like to ask a question today, you may do so by pressing the star key followed by the digit one on your touchtone telephone.  If you’re using a speakerphone, please make sure your mute function is turned-off to allow your signals to reach our equipment.  Once again, that’s star one if you’d like to ask a question.  And we’ll pause for just a moment to assemble our queue.

 And we’ll take our first question from James West with Lehman Brothers.

James West:  OK, good morning, Joe.  Good morning, Geoff.  I have a question about the Gulf of Mexico first, if we look at the – your commodity vessels that are trading there as utilization there, it has slipped a little bit here in October.  What has been the decline would you say from leading edge rates to current rates.

Geoff Jones:  I would say, James, the leading edge rate is probably now about 82.50.

James West:  OK.  And then where were leading edge rates, if we looked back into like September before the start of their decline?

Geoff Jones:  I think leading edge rates in September were probably around 9,000 and I’m talking about the 180s of course, the 220s are 13,000 to 14,000.

James West:  OK.  And switching over to the North Sea, relatively and extremely impressive and well-above what my expectations had been.  What’s the sustainability of day rates in that market at this current level?

Joseph Compofelice:  This is Joe.  We always worry of a little bit about answering that question in terms of anchor handlers on the spot market because as you know, they can really have big swings.  But overall, you know we’re always cautious about those, you know it’s almost – it’s a true spot market.

It’s almost a week-to-week sort of thing, how they are but, you know, we don’t see any particular reason for them to go down.  We always worry about that because they have been so strong and on PSVs in that market, we would expect it to be moving towards the stronger side not the weaker side.

So again, we wouldn’t forecast anything up and down on the anchor handlers and perhaps slight improvement going forward on the PSVs.  Most of the PSVs are on termed contracts.  We don’t really have but probably – well, really we only have one coming up for renewal in the fourth quarter and then in 2008, as to both anchor handlers and PSVs we have six coming up for renewal.

So you know, overall I guess I’d summarize it by saying, “stable towards improving.”

James West:  OK, OK that’s great to hear.  And then West Africa which is becoming a much bigger market for you guys.  What about rate rollovers in that region?  I know they have been approaching or someone approaching Gulf of Mexico levels is that trend continuing?

Geoff Jones:  Yes, they’ve actually been exceeding Gulf of Mexico levels.  I think at our last conference, we announced that we had just got four contracts in West Africa; I think they were two year contracts and it was $50 shy of 9,000 a day.

So, yes I mean and as you know, if we reflag the vessels the operating cost are less and they are in the Gulf of Mexico.  So absolutely more than matching the Gulf of Mexico rates.

Joseph Compofelice:  Well, the trend is – you know on the boats that we have there which are now approaching what, 13 or 14.  The, you know, we send them over a couple at a time.  They are in the spot market which our guys are trying to line up term work and inevitably, they get term work, I’d say between one and two years, so that’s a big improvement in utilization over participating in the Gulf and now we’re actually getting rates that are at or slightly higher than the Gulf of Mexico rates.

So it’s been a very important process for Trico.

James West:  OK, great.  I appreciate it guys, thank you.

Operator:  Well the next queue is Jud Bailey with Jeffries & Co.

Jud Bailey:  Good morning.  Question on Mexico, Joe when you talked about West Africa.  Can you kind of give us an update on what kind of day rate trend you’re seeing in Mexico and the prospects of maybe vessels going there in addition to West Africa.

Joseph Compofelice:  Yes, we have here in the room with me our head of Global Marketing Tomas Salazar and – although he is responsible for Global Marketing, he spends a disproportionate amount of time on Mexico, so I’ll let him answer that, Tomas?

Tomas Salazar:  Yes.  Good morning. In Mexico, we see a bit of a striking down their rates and – mainly driven by lack of availability in the market but also we have been able to leverage our premium given our good performance on both safety and operational utilization.

Joseph Compofelice:  OK and you know, in the past, I'd add safety perhaps hasn't been the highest priority in Mexico but although it is for Trico and its competitors and I think given the unfortunate advance that were – you probably heard if you were on other conference calls two days ago down there, I would suspect that they are going to start moving closer to world standards in terms of measuring operators on safety.

We have one of the best if not the best safety records in the business and so the whole environment in Mexico, given a new government estimated production decline curve in the Cantrell oil field especially and so Trico’s goal is to approach Mexico the next year or two as aggressively as we have approached West Africa.

And I think that’s an important help in trying to reduce the existing commodity vessel base in the Gulf of Mexico which is of course is a more volatile market.

Jud Bailey:  And can you give us a sense or the day rates in Mexico at or above what you’re seeing in the Gulf with termed contracts?

Geoff Jones:  Termed-contracts are going around between the $6,800 and $7,500 a day

Joseph Compofelice:  Hundred a day.

Jud Bailey:  Yes.

Joseph Compofelice:  One thing I should point out Jud is that the operating cost that may score a significantly less than they are in the Gulf of Mexico.

Jud Bailey:  OK.

Geoff Jones:  And termed, you know, the termed definition of Mexico is six month and above.

Joseph Compofelice:  Yes.  So better utilization and either the same EBITDA margin per vessel but more likely, you know, $500 to $1,000 a day, more EBITDA per day.  And we tend to think here about, yes we talk day rates but we think EBITDA per day per vessel.

Jud Bailey:  So the cost score is not much lower then.  OK.  And another question, Geoff if you ran through it, I apologize but operating cost for the fourth quarter could you give us a guess?

Geoff Jones:  Yes, I would guess around somewhere $29 to $30 million, Jud.

Jud Bailey:  And that includes and M&C cost?

Geoff Jones:  That’s correct, yes.

Jud Bailey:  OK, great thank you.  Great quarter, guys.

Geoff Jones:  Thank you.

Operator:  And we’re going to the next queue, Rajul Aggarwal with Marathon Asset Management.

Rajul Aggarwal:  Thanks for taking my question, congratulations guys, great numbers.  You mentioned that there was a big difference between international and Gulf revenues were like 75/25.  I was wondering if you could help us understand what the EBITDA ratio would be, would be somewhere 75/25 or be a little more or less towards international.

And second, as a follow-up to that, going forward for the next few concrete steps that you’ve said moving a few more boats out of Gulf, where would you see that number in the next six to 12 months?

Joseph Compofelice:  On your first question, we’re kind of looking, I don’t know the exact answer but it’s certainly wouldn’t be any less EBITDA internationally than the revenue mix.

Rajul Aggarwal:  So you’re saying it’s either 75/25 on international or more with EBITDA.

Joseph Compofelice:  Or more.

Rajul Aggarwal:  Got it.  And going forward, I mean after you’ve taken those boats that you’d think – you’re hoping to move out of Gulf into West Africa, where would that – either the revenue or the EBITDA number you would see going towards.

Joseph Compofelice:  Well, I think there are two answers to that question.  The first answer is for our existing fleet.

Rajul Aggarwal:  Yes.

Joseph Compofelice:  I think it’s clearly going to be over 80 percent I would be very disappointed if is wasn’t over 80 percent moving towards the mid-80 percent.  You know, when I look at the third and fourth quarter of 2008 but when I think about the focus of our capital deployment program, and what we may be able to do, I think once something like that happens we’ll immediately be in the mid-80 percent.

Rajul Aggarwal:  Good.  Thank you, guys.  Good luck with the Capital deployment.

Joseph Compofelice:  Thank you.

Operator:  And we’ll go next to Randy Laufman with Imperial Capital.

Randy Laufman:  Hey guys, good morning.  Question that maybe you could go into – you talked about the cost on the management changes and I was wondering if you could classify that, maybe talk about what the normalized SG&A would be going forward.

Joseph Compofelice:  Yes, Randy.  Sorry, I’m not hearing you too well but the bottom line is the cost were – and these were nice I think.  Around the $3 million range cost and I would – I would if you’re looking for a number for Q4 and going forward, $9.5 to $10 million a quarter.

Randy Laufman:  OK, great.  Then also on the utilization in October it came down and I was wondering how much of that was related to the deployment, obviously this is the Gulf class, the deployment of those Gulf vessels over to West Africa and if we’ll see any, you know additional cost in the fourth quarter due to the deployment of those vessels.

Geoff Jones:  Yes, there were two deployments in the third quarter, one towards Africa and another one to Mexico and in the fourth quarter we’re having one vessel, two vessels as well, one going to West Africa and another one that just arrived in Mexico.  We don’t have any other plan mobilization until the end of this year.

Joseph Compofelice:  And that’s a good question because, you know during this year, we’ve moved quite few vessels and you have the mobilization cost and you have the drop and utilization and I indicated that we want to get maybe as low as a dozen in – by the end of ’08 of our existing commodity fleet out of the Gulf.

So that would suggest, you know another year with a run rate of the two parts of mobilization cost the expense and the lower utilization, you know we’re kind of you’re going to carry that same burden in ’08 but its’ frankly not much different than ’07 subsequent to ’08.

I think we’ll have our fleet where we want it to be for growth and I think that the level of those cost will drop substantially.

Randy Laufman:  OK, great thank you.  And then lastly, you know you touched on the day rates in West Africa that they are at or above the Gulf rate and you mentioned too that were contracted right, you know, right below 9,000.  I was wondering if you could comment on what the leading edge day rates are in West Africa and if they are continuing to grow in that market.

Geoff Jones:  Well, we have seen in the last month or so some spot rates for the low class vessel up to $4,000 a day for a two or three days job and that was mainly because of lack of availability at the moment.

The termed jobs, I would say it wouldn’t be around the 9,000 leading edge going forward.

Randy Laufman:  OK, great.  Thanks a lot guys, great quarter.

Operator:  We’ll go next to Lars Krogh with Kistefos.

Lars Krogh:  Hi, it’s Lars Krogh from Kistefos, congratulations on a good quarter and we accept the report from here that the questions that we had have already been answered and catered for, so we just wish you a good quarter.

Joseph Compofelice:  Thanks so much Lars.

Operator:  Thank you.  And having no further questions I’d like to turn the conference back over to Mr. Geoff Jones.

Geoff Jones:  Thank you, Katie.  We appreciate everybody’s attendance, support and we look forward to seeing you all and hearing from you in the future.  Thank you.

Operator:  Thank you, that concludes our conference call today, you may disconnect at this time.

END